Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release	February 18, 2009

Contact:	Albert W. Ondis, CEO

Joseph P. O’Connell, CFO

Astro-Med, Inc.

(401) 828-4000

www.Astro-Medinc.com

Astro-Med Inc. Announces Preliminary FY2009 Earnings;

Estimates Lower Revenue

West Warwick, RI, February 18, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT) today announced preliminary revenue and earnings per share results for the Fourth Quarter and for the Fiscal Year ended January 31, 2009.

For Fiscal Year 2009, Astro-Med, Inc. expects to report sales of approximately $71,783,000, a nominal change from the $72,371,000 in sales reported for Fiscal 2008. Earnings per diluted share for Fiscal 2009 are expected to be $0.38 to $0.40. The Company earned $0.57 in earnings per diluted share in Fiscal Year 2008.

For the Fourth Quarter ended January 31, 2009, the Company expects to report sales of $15,600,000, compared to sales of $18,131,000 reported for the Fourth Quarter of the previous year. The Company anticipates earnings per diluted share of $0.02 to $0.04 for the Fiscal 2009 Fourth Quarter. In the Fourth Quarter of the prior year, Astro-Med reported earnings per diluted share of $0.18.

The Company will report cash, cash equivalents, and long term investments of approximately $22,000,000 at January 31, 2009, representing an increase of 25% from the end balances of the prior year.

Commenting on the announcement, Albert W. Ondis, Chairman and CEO, stated, “The global recession adversely affected Astro-Med’s operations during the second half of Fiscal 2009. The effects of this economic slowdown were particularly unfavorable during the Fourth Quarter.

Exhibit 99.1

As mentioned during our Third Quarter Conference Call, we continue to see softness in the printing and labeling markets where fewer consumer and industrial product shipments have reduced demand for labels. Our customers have tempered the pace of their orders for new printers and for consumable printing supplies.”

Ondis continued, “We have also experienced delays in orders of ruggedized products from the avionics market, as aircraft manufacturers wrestle with employee strikes and supply chain delays which have necessitated adjustments to their production schedules for new airplanes.

However, we did realize continued growth in our Grass Technologies markets during the Fourth Quarter, although the rate of growth was somewhat tempered.”

In light of the uncertain business climate, the Company has taken steps to reduce operating costs. “We will continue to monitor closely the level of customer demand going forward, and will make further adjustments to our program as required,” said Ondis.

Ondis stated, “We have maintained our field sales organization in both our domestic and international markets and we remain quite confident in our strategic plan. We fully expect to meet the challenges of these unstable economic times and return Astro-Med to profitable growth in the years ahead.”

Conference Call Scheduled

Astro-Med will issue its financial results for the Fourth Quarter and Fiscal Year 2009 on Tuesday, March 17, 2009 after the market closes.  Management will conduct an investor’s conference call to discuss the Fourth Quarter and Annual results on Wednesday, March 18th at 11:00 AM ET.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications.  Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.astro-medinc.com.

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Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2008 annual report and its annual and quarterly filings with the Securities and Exchange Commission.